UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 23, 2003

Commission file number 1-3295

MINERALS TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	25-1190717 (I.R.S. Employer Identification Number)
The Chrysler Building 405 Lexington Avenue New York, New York (address of principal executive office)	10174-1901 (Zip Code)

(212) 878-1800
(Registrant's telephone number including area code)

Item 5.         Other Events

        On October 23, 2003, Minerals Technologies Inc. issued a press release in the following form concerning the resignation of Mr. William C. Steere, Jr. from its Board of Directors.

News
For Immediate Release October 23, 2003	Contact: Rick B. Honey (212) 878-1831

WILLIAM C. STEERE, JR. TO RESIGN FROM
BOARD OF DIRECTORS OF MINERALS TECHNOLOGIES INC.

----------

NEW YORK, October 23--Minerals Technologies announced today that William C. Steere, Jr. has stated his intention to resign from its Board of Directors, effective December 31, 2003. Mr. Steere, former chairman and chief executive officer of Pfizer Inc, cited personal reasons for his decision.

          "Bill Steere has been an integral member of our Board of Directors since Minerals Technologies became a publicly owned company in an initial public offering from Pfizer in October 1992," said Paul R. Saueracker, chairman, president and chief executive officer. "We will miss his leadership and keen business sense."

        Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets the highest quality performance-enhancing minerals and related products, systems and services. MTI serves the paper, steel, polymer and other manufacturing industries. The company reported sales of $752.7 million in 2002.

####

For further information about Minerals Technologies Inc. look on the Internet at
http://www.mineralstech.com/

Item 12.         Results of Operations and Financial Condition

        On October 23, 2003, Minerals Technologies Inc. issued a press release concerning its financial performance for the third quarter of 2003.

News
For Immediate Release October 23, 2003	Contact: Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES REPORTS DILUTED EARNINGS PER SHARE
OF $1.18 FOR THE THIRD QUARTER

----------

Reversal of Tax Accrual Increased Net Income $11.5 Million,
Or $0.56 Per Share, for the Quarter

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Company Signs First Contract With Major Glass Manufacturer for Use of Synsil® Products

----------

NEW YORK, October 23--Minerals Technologies Inc. (NYSE: MTX) today reported third quarter net income of $24.3 million, a 71-percent increase over the $14.2 million reported in the third quarter of 2002. Diluted earnings per common share increased 69 percent to $1.18 from $0.70 in the same period last year.

          "In the third quarter, the statute of limitations expired on tax returns for earlier years, which resulted in the company reversing certain tax accruals," said Paul R. Saueracker, chairman, president and chief executive officer. "This one-time, non-cash item reduced our 2003 tax provision and increased net income in the quarter by $11.5 million, or $0.56 per share."

          Mr. Saueracker continued: "We are pleased to announce that Minerals Technologies has signed its first commercial contract with a major glass manufacturer for use of our Synsil® products. At the request of the glass manufacturer, we will not disclose its name. We would also like to point out that this is simply the first step forward in the commercialization of Synsil® products, our line of synthetic silicates, which originated in our research and development laboratories."

          Worldwide sales in the quarter were up 3 percent to $198.2 million from $192.1 million in the previous year. Foreign exchange had a favorable impact on sales of approximately $6.0 million for the quarter, or approximately 3 percentage points of growth. Income from operations decreased 10 percent to $19.5 million from $21.6 million in the third quarter of 2002.

          "We experienced a difficult third quarter due to poor business conditions in the paper and steel industries, our largest customer markets," said Mr. Saueracker. "Both paper and steel experienced slowdowns and production curtailments. Steel production capacity utilization in the United States was down significantly from the previous two quarters and the prior year, and there were several announced shutdowns of European steel mills. On the paper side, shipments of uncoated freesheet, our largest market segment, continued to be slow."

          For the first nine months of 2003, net income increased 20 percent to $50.0 million from $41.8 million in the same period last year. In the first quarter of 2003, the company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." The cumulative effect of this accounting change, which was related to retirement obligations associated with the company's satellite PCC facilities and its mining properties, was a non-cash, after-tax charge to earnings of approximately $3.4 million. Income before the cumulative effect of this accounting change for the first nine months increased 28 percent, including the reversal of the tax accruals, to $53.5 million from $41.8 million. Diluted earnings per common share increased 22 percent to $2.46 from $2.02 for the first nine months of 2003. For the nine months, diluted earnings per share before the cumulative effect of the accounting change increased 30 percent to $2.63 from $2.02.

          Worldwide sales for the nine months of 2003 were $602.1 million, an 8-percent increase over the $558.0 million in the comparable period last year. Foreign exchange had a favorable impact on sales of approximately 4 percentage points of growth. Operating income for the first nine months was $63.7 million, a 1-percent decrease from the $64.0 million in the first nine months of 2002.

          Worldwide sales in the Specialty Minerals segment, which includes the Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, increased 5 percent in the third quarter to $139.1 million from $132.1 million in the prior year. Income from operations in the third quarter of 2003 was $15.0 million, an 11-percent decrease from the $16.9 million in the prior year. Growth in operating income for this segment was affected by the agreement with International Paper Company and the December 2002 shutdown of a satellite PCC plant in Maine. The agreement with International Paper extended eight satellite PCC plant supply contracts and initiated joint efforts to develop new mineral-based products for papermaking applications.

           For the nine months, Specialty Minerals sales were up 8 percent to $414.2 million from $384.2 million for the same period in 2002. Specialty Minerals recorded income from operations of $46.1 million, a 3-percent decrease from the $47.8 million for the first nine months of 2002.

          Worldwide sales of PCC, which is used primarily in the manufacturing processes of the paper industry, were $108.5 million, a 1-percent increase over the $107.6 million reported in the third quarter of 2002. PCC sales for the nine months increased 3 percent to $324.4 million from $313.8 million during the same period in 2002.

          Paper PCC volume from satellites declined 2 percent for the third quarter, primarily due to paper mill slowdowns and the temporary shutdown of the satellite PCC plant in Millinocket, Maine. In addition, the agreement the company made with International Paper Company in May of this year reduced sales by approximately two percentage points of growth.

          During the quarter, the company began operation of its new satellite PCC plant in Malaysia, at a paper mill owned by Sabah Forest Industries Sdn.Bhd. The satellite PCC plant produces filler-grade PCC for the paper mill and will be equivalent to one unit. A unit represents between 25,000 and 35,000 tons of PCC produced annually. The company now has 54 satellite plants operating in 17 countries.

          Specialty PCC, which is used primarily for non-paper applications, continued to be weak as a result of poor industry conditions and competition in the calcium supplement markets.

          In Processed Minerals, third-quarter sales increased 25 percent to $30.6 million from $24.5 million in the same quarter of last year. The majority of that growth came from the company's September 2002 acquisition of the assets of Polar Minerals Inc. Excluding Polar Minerals, sales growth would have been 8 percent. For the nine months, Processed Minerals sales increased 28 percent to $89.9 million from $70.4 million in the same period last year. Excluding the acquisition, this growth was approximately 6 percent. Processed Minerals products, which include ground calcium carbonate, lime and talc, are used in the building materials, steel, polymers, ceramics, paints and coatings, glass and other manufacturing industries.

          In the company's Refractories segment, sales for the third quarter were $59.1 million, a 1-percent decline from the $60.0 million for the third quarter of 2002. Most of the decline in sales came from poor market conditions in North America and Europe, which experienced a number of steel mill slowdowns and shutdowns. Sales for the nine months of 2003 in the Refractories segment were $187.8 million, an 8-percent increase over the $173.8 million from the previous year. Operating income for the third quarter in Refractories declined 4 percent to $4.5 million from $4.7 million in the third quarter of 2002. For the nine months, Refractories operating income was $17.5 million, an 8-percent increase over the $16.3 million reported for the nine months in 2002.

          "During the quarter, we saw a significant number of steel customers reduce production capacity, especially in North America and Europe," said Mr. Saueracker. "In addition, expenses in the Refractories segment have increased as we develop an infrastructure for Asia, particularly in China, where new steel capacity is growing rapidly."

          Mr. Saueracker concluded: "Numerous reports indicate the economy is improving, but as of now, we do not see any significant improvement in the industries we serve."

####

Minerals Technologies will sponsor a conference call tomorrow, October 24, at 11 a.m. The conference call will be broadcast live on the company web site, which can be found at www.mineralstech.com.

This press release contains some forward-looking statements. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in our 2002 Form 10-K and in our other reports filed with the Securities and Exchange Commission.

MINERALS TECHNOLOGIES INC AND SUBSIDIARY COMPANIES CONDENSED CONSOLIDATED BALANCE SHEET

		ASSETS

	(In Thousands of Dollars)
			September 28,	December 31,
			2003*	2002**

	Current assets:
	Cash & cash equivalents		56,799	31,762
	Accounts receivable, net		151,425	129,608
	Inventories		86,520	82,909
	Other current assets		59,682	46,686
	Total current assets		354,426	290,965

	Property, plant and equipment		1,193,596	1,116,004
	Less accumulated depreciation		638,771	578,580
	Net property, plant & equipment		554,825	537,424

	Goodwill		51,732	51,291
	Other assets and deferred charges		35,593	20,197

	Total assets		996,576	899,877

	LIABILITIES AND SHAREHOLDERS' EQUITY

	Current liabilities:
	Short-term debt		32,228	31,331
	Accounts payable		42,416	37,435
	Other current liabilities		48,508	55,171
	Total current liabilities		123,152	123,937

	Long-term debt		99,536	89,020
	Other non-current liabilities		103,494	92,763
	Total liabilities		326,182	305,720

	Total shareholders' equity		670,394	594,157

	Total liabilities and shareholders' equity		996,576	899,877

*	Unaudited.
**	Condensed from audited financial statements.

CONSOLIDATED STATEMENT OF INCOME MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (thousands of dollars, except per share data) (unaudited)
	Third Quarter		%	Nine months
	2003	2002	Change	2003	2002

Net sales	$198,234	$192,134	3	$602,058	$557,962
Operating costs and expenses:
Cost of goods sold	150,748	145,737	3	454,809	419,823
Marketing and administrative expenses	21,854	19,464	12	64,853	57,257
Research and development expenses	6,093	5,304	15	18,713	16,833

Income from operations	19,539	21,629	(10)	63,683	64,049
Non-operating deductions - net	1,100	1,081	2	3,568	4,040

Income before provision for taxes on income and minority interests	18,439	20,548	(10)	60,115	60,009

Provision for taxes on income	(6,338)	5,853	*	5,290	17,087

Minority interests	526	482	9	1,374	1,169

Income before cumulative effect of accounting change	24,251	14,213	71	53,451	41,753

Cumulative effect of accounting change, net of tax	0	0		3,433	0

Net income	$24,251	$14,213	71	$50,018	$41,753

Weighted average number of common shares outstanding:
Basic	20,185	20,201		20,132	20,216

Diluted	20,489	20,366		20,349	20,635

Earnings per share:
Basic
Before cumulative effect of accounting change	$1.20	$0.70	71	$2.65	$2.07
Cumulative effect of accounting change	0	0		(0.17)	0
Basic earnings per share	$1.20	$0.70	71	$2.48	$2.07

Diluted
Before cumulative effect of accounting change	$1.18	$0.70	69	$2.63	$2.02
Cumulative effect of accounting change	0	0		(0.17)	0
Diluted earnings per share	$1.18	$0.70	69	$2.46	$2.02

Cash dividends declared per common share	$0.025	$0.025		$0.075	$0.075

1) For the periods ended September 28, 2003 and September 29, 2002.

2) Sales increased approximately 2% in the United States in the third quarter and 5% for the first nine months of 2003. International sales increased approximately 5% in the third quarter and 14% for the first nine months of 2003.

3) As a result of the expiration during the third quarter of the statute of limitations on the Company's U.S. tax returns for earlier years, certain tax accruals have been reversed. This one-time, non-cash item will result in a reduction to the tax provision for 2003 of approximately $15 million, and a reduction to the overall effective tax rate for 2003 from 27.9% to 8.8%. The revision to the effective tax rate, together with the year-to-date adjustment to the Company's tax provision resulting from this change, had the effect of increasing net income in the third quarter by $11.5 million or $0.56 per share.

4) Effective January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations."  Upon adoption, the Company recorded a non-cash after-tax charge to earnings of approximately $3.4 million for the cumulative effect of this accounting change related to retirement obligations associated with the Company's PCC satellite facilities and its mining properties. Excluding the cumulative effect adjustment, the Company recorded additional depreciation and accretion expenses of approximately $0.2 million in  the third quarter and $0.6 million for the first nine months of 2003. Such charges are included in cost of goods sold.

5) The results of operations for the interim period ended September 28, 2003 are not necessarily indicative of the results that ultimately might be achieved for the current year.

6) The analyst conference call to discuss operating results for the third quarter is scheduled for October 24, 2003 at 11:00 AM and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MINERALS TECHNOLOGIES INC.

By:	c/S. Garrett Gray
S. Garrett Gray
Vice President, General Counsel and Secretary

Date: October 23, 2003